Exhibit 99.1

MyMD Pharmaceuticals Announces Corporate Rebranding to New Name TNF Pharmaceuticals, Inc.

New name represents therapeutic focus on inhibiting TNF-alpha to regulate the immuno-metabolic system

Company plans mid-stage clinical trials of TNF-alpha inhibitor drug MYMD-1® following statistically significant Phase 2 studies

TNF Pharmaceuticals will begin trading on Nasdaq under the new trading symbol “TNFA” effective July 24, 2024

BALTIMORE — July 22, 2024 — TNF Pharmaceuticals, Inc., formerly MyMD Pharmaceuticals, Inc. (Nasdaq: MYMD) (the “Company”), a clinical stage biopharmaceutical company committed to developing novel therapies for age-related diseases and autoimmune and inflammatory conditions, today announced a rebranding to the new name “TNF Pharmaceuticals, Inc.,” effective today. The Company’s common stock, listed on the Nasdaq Capital Market, will begin trading under the new stock symbol “TNFA,” effective before the market open on Wednesday, July 24, 2024.

“Our new name, TNF Pharmaceuticals, is more closely aligned with our scientific focus on TNF-alpha, a protein in the body that plays a key role in inflammation and autoimmunity,” said the Company’s President and Chief Medical Officer Mitchell Glass, M.D. “Excess TNF-α in the blood or tissue can lead to diseases and disorders marked by acute or chronic inflammation, including age-related disorders. Our lead clinical candidate, MYMD-1®, blocks the activity of excess TNF-alpha which supports restoration of control and regulation of the immune system.”

MYMD-1 is a novel, orally dosed TNF-alpha (TNF-α) inhibitor drug for treating multiple conditions related to immune-metabolic dysregulation. A successful and statistically significant small Phase 2 study was completed in 2023, evaluating the safety and efficacy of MYMD-1 as a treatment for sarcopenia, the progressive loss of muscle mass and strength associated with aging.

“We are moving forward with mid-stage clinical trials of MYMD-1 in sarcopenia based on positive clinical data from our Phase 2 trial and previous research findings,” Dr. Glass continued. “We believe MYMD-1 could become a transformative treatment for TNF-alpha-based autoimmune and inflammatory diseases including age-related conditions.”

MYMD-1 is distinguished from currently marketed TNF-α blockers in multiple ways. It is a first-in-class oral treatment shown to reduce TNF-α and inflammation without infusion or injection. The drug’s ease of oral dosing is a strong advantage over currently available TNF-α blockers, none of which are dosed orally. Unlike systemic therapies, our oral TNF alpha inhibitor can be dose adjusted acutely and chronically for maximal safety and efficacy depending on the patient’s need.

TNF Pharmaceuticals retains the registered trademark MYMD-1® for its lead drug program. The Company’s new Investors website address is ir.tnfpharma.com.

About TNF Pharmaceuticals, Inc.

TNF Pharmaceuticals, Inc., formerly known as MyMD Pharmaceuticals, Inc., a clinical stage pharmaceutical company committed to extending healthy lifespan, is focused on developing two novel therapeutic platforms that treat the causes of disease rather than only addressing the symptoms. MYMD-1® is a drug platform based on a clinical stage small molecule that regulates the immune system to control TNF-α, which drives chronic inflammation, and other pro-inflammatory cell signaling cytokines. MYMD-1 is being developed to treat diseases and disorders marked by acute or chronic inflammation. The Company’s second drug platform, Supera-CBD, is being developed to treat chronic pain, addiction and epilepsy. Supera-CBD is a novel synthetic derivative of cannabidiol (CBD) and is being developed to address and improve upon the rapidly growing CBD market, which includes both FDA approved drugs and CBD products not currently regulated as drugs.

Cautionary Statement Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from any expected future results, performance, or achievements. Forward-looking statements speak only as of the date they are made and neither the Company nor its affiliates assume any duty to update forward-looking statements. Words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “may,” “plan,” “will,” “would’’ and other similar expressions are intended to identify these forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation: the Company’s ability to maintain compliance with the Nasdaq Stock Market’s listing standards; the timing of, and the Company’s ability to, obtain and maintain regulatory approvals for clinical trials of the Company’s pharmaceutical candidates; the timing and results of the Company’s planned clinical trials for its pharmaceutical candidates; the amount of funds the Company requires for its pharmaceutical candidates; increased levels of competition; changes in political, economic or regulatory conditions generally and in the markets in which the Company operates; the Company’s ability to retain and attract senior management and other key employees; the Company’s ability to quickly and effectively respond to new technological developments; and the Company’s ability to protect its trade secrets or other proprietary rights, operate without infringing upon the proprietary rights of others and prevent others from infringing on the Company’s proprietary rights. A discussion of these and other factors with respect to the Company is set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, filed by the Company on April 1, 2024, and subsequent reports that the Company files with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company disclaims any intention or obligation to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Robert Schatz
(646) 421-9523
rschatz@tnfpharma.com